Exhibit 10.1
CAPELLA EDUCATION COMPANY
EXECUTIVE OFFICER LONG-TERM PERFORMANCE CASH PLAN
[xx]-[xx] AWARD AGREEMENT
Terms and Conditions

1.     ISSUANCE UNDER INCENTIVE BONUS PLAN

Each [xx] - [xx] Long-Term Performance Cash Plan (“LTPCP”) Award is issued under the Company’s shareholder-approved Incentive Bonus Plan (the “Plan”), a copy of which has been provided to each Plan Participant, and therefore is subject to all the terms and conditions of the Plan. Each LTPCP Award is evidenced by an Award agreement (the “Agreement”) consisting of a Notice of Award addressed to the recipient of the LTPCP Award and these Terms and Conditions, which include the appendix attached hereto (the “Appendix”).

Each [xx] - [xx] LTPCP Award (a “LTPCP Award”) provides a long-term incentive opportunity on the basis of performance in areas chosen by the Compensation Committee of the Board of Directors to reflect our long-term financial plan, our market differentiation strategy and external market projections for our industry. Performance measures are reflected in the Appendix to these Terms and Conditions. Based on results achieved, the incentive earned can be between [xx] - [xx]% of a Participant’s Target Incentive (as defined below). We believe the LTPCP Awards provide an incentive to the recipients of the Awards (the “Participants”) to deliver a high quality experience and outcome to our learners and achieve strong results.

2.     DEFINITIONS

The terms defined in this section are used (and capitalized) elsewhere in the Agreement. All other capitalized terms used but not defined in the Agreement shall have the meanings given to them in the Plan.

2.1.     “Performance Period” means [xx] through [xx], which consists of [xx] weeks.

2.2.
“Target Incentive” is a specific dollar amount that is specified in the Participant’s Notice of Award that would be paid to the Participant under the LTPCP if achievement of all metrics for the Performance Period equals 100% of the goals (i.e., target level performance) set at the beginning of the Performance Period. Each Participant’s Target Incentive dollar amount and percentage of the current base salary is specified in the Participant’s Notice of Award.

3.     AWARDS

3.1.
Eligibility Criteria. The Committee will select Eligible Employees to participate in LTPCP in the manner described in the Plan. In order to receive payment of a LTPCP Award, Participants must remain employed with the Company or one of its subsidiaries on the payment date of the LTPCP Award, except as otherwise provided in Section 6 of the Plan and Section 5 of these Terms and Conditions.

3.2.
Grant of Awards. Each Participant will have a designated Target Incentive, expressed as a dollar amount and a corresponding percentage of the current base salary, specified in his or her Notice of Award. LTPCP Target Incentives are not subject to change during the Performance Period, except at the discretion of the Committee.

3.3.
Description of Performance Criteria. Each Participant’s right to receive a payout under his or her LTPCP Award is also dependent on the attainment over the Performance Period of the applicable performance targets as set forth in the Appendix, and weighted as set forth therein.

4.    DETERMINATION AND PAYMENT OF AWARDS

Following the conclusion of the Performance Period, the payout of each LTPCP Award will be determined in accordance with Section 4 of the Plan and the following:

4.1.
Verification of Metrics. The Committee will approve performance results for the metrics listed in the Appendix, ensuring independent verification of the measures where applicable, and will certify in writing the degree to which the performance goals were attained.

4.2.
Calculation of Payments. The performance results will be used to calculate the final payment amount for each Participant who satisfies the continuing employment requirement specified in Section 3.1 above, and such payment amounts will be certified by the Committee.

4.3.
Timing of Payouts. Each Participant entitled to receive a payout shall receive payment in cash of his or her LTPCP Award no later than two and a half months after the end of the applicable Performance Period.

4.4.
Incentive Compensation Recoupment. This Award is subject to the Company’s Policy Regarding Executive Compensation Recoupment, as adopted by the Board of Directors on February 23, 2011, and as it may be amended from time to time.

5.    TERMINATION OF EMPLOYMENT

5.1.
Generally. In the event any Participant ceases to be an employee of the Company and its subsidiaries for any reason other than Retirement, death, Disability or Involuntary Termination without Cause (as defined in the Company’s Senior Executive Severance Plan) prior to the date payment is made of the LTPCP Awards, he/she will not be eligible to receive any payment under a LTPCP Award for the applicable Performance Period.

5.2.
Retirement, Disability or Termination Without Cause. A Participants whose employment with the Company and its subsidiaries terminates due to Retirement, Disability or involuntary termination without Cause prior to the date payment is made of the LTPCP Awards will be eligible to receive a prorated portion (based on the number of whole weeks during the Performance Period when the Participant was employed in a LTPCP eligible position, divided by the total number of weeks in the Performance Period) of any payment that otherwise would have been due under the LTPCP Award if the Participant’s employment had not terminated. Such prorated payment will be made when payments are made to other Participants under the LTPCP.

5.3.
Death. The beneficiary or estate of a Participant whose employment terminates due to death prior to the date payment is made of the LTPCP Awards will be eligible to receive a prorated portion (based on the number of whole weeks during the Performance Period when the Participant was employed in a LTPCP eligible position, divided by the total number of weeks in the Performance Period) of the Participant’s Target Incentive amount as soon as administratively practicable but in any event no later than when payments are made to other Participants under the LTPCP.

6.    NEW HIRES; PROMOTIONS OR OTHER JOB CHANGES

6.1.
New Hires. A new hire must commence employment as an Eligible Employee no later than the date that 25% of a Performance Period has elapsed in order to be considered as a Participant in the LTPCP for that Performance Period, and a LTPCP Award to such a Participant for the Performance Period will be prorated from the date of hire.

6.2.
Promotions. An employee must be promoted into an Eligible Employee position no later than the date that 25% of a Performance Period has elapsed in order to be considered as a Participant in the LTPCP for that Performance Period, and a LTPCP Award to such a Participant for the Performance Period will be prorated from the date of promotion.

6.3.
Job Changes. An employee who is a Participant in the LTPCP but, during the Performance Period, transfers into a position with the Company or one of its subsidiaries in which he or she is no longer eligible to participate in the LTPCP will be eligible to receive a prorated portion of any payment that otherwise would have been due under the Participant’s LTPCP Award if the Participant’s transfer had not occurred. The prorated amount will be based on the number of whole weeks during the Performance Period when the Participant was employed in the LTPCP eligible position, divided by the total number of weeks in the Performance Period. Such prorated payment will be made when payments are made to other Participants under the LTPCP.

7.    CHANGE IN CONTROL

If a Change in Control (as defined in the Company’s Senior Executive Severance Plan, as in effect from time to time) of the Company shall occur during a Performance Period, the Performance Period shall be truncated as of the date of the Change in Control and a payout amount shall be determined for each LTPCP Award then outstanding based on actual performance against the performance goals specified in the Appendix over the truncated Performance Period. Each Participant shall vest in, as of the date of the Change in Control, and shall be entitled to receive within 75 days following such Change in Control, a pro rata portion of the payout amount determined for the truncated Performance Period. Such pro rata portion shall be determined based upon the number of whole weeks elapsed during the Performance Period prior to the Change in Control divided by the total number of weeks in the Performance Period.